UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Soliciting Material Under Rule 14a-12

SURMODICS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
COWEN OVERSEAS INVESTMENT LP
RAMIUS ADVISORS, LLC
RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
THOMAS W. STRAUSS
JEFFREY M. SOLOMON
DAVID DANTZKER, M.D.
JEFFREY A. MECKLER
JEFFREY C. SMITH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

Ramius Value and Opportunity Master Fund Ltd, together with the other participants herein (collectively, “Ramius”), has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2010 annual meeting of stockholders of Surmodics, Inc., a Minnesota corporation (the “Company”).

Item 1:  On December 13, 2010, Ramius issued the following press release:

RAMIUS FILES PRELIMINARY PROXY MATERIALS TO ELECT THREE DIRECTOR CANDIDATES TO THE SURMODICS BOARD OF DIRECTORS AT THE 2011 ANNUAL MEETING

New York – December 13, 2010 – Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today announced that it has filed with the Securities and Exchange Commission preliminary proxy materials in connection with its nomination of three director candidates for election to the Board of Directors of SurModics, Inc. (Nasdaq: SRDX) at SurModics’ 2011 Annual Meeting of Shareholders (the “Annual Meeting”).  Ramius is the largest shareholder of SurModics, owning approximately 12% of the Company’s outstanding shares of Common Stock.

Ramius has nominated Jeffrey C. Smith, a Ramius representative with significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation, David Dantzker, M.D., a new independent director with extensive management and board committee leadership experience and Jeffrey A. Meckler, a new independent director with extensive business development, operating and strategic planning experience managing all aspects of mergers, acquisitions and divestitures.

Previously, on November 17, 2010, Ramius delivered a letter to the SurModics Board citing the long-term underperformance of SurModics’ business and stock price.  As it expressed in the letter, Ramius continues to believe that a negotiated resolution that results in a mutually agreeable, reconstituted Board is in the best interests of shareholders.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for, among other things, the election of a slate of director nominees at the 2011 annual meeting of shareholders of SurModics, Inc., a Minnesota corporation (the “Company”).

RAMIUS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT 877-750-5837 OR COLLECT AT (212) 750-5833.

The participants in the proxy solicitation are Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), Cowen Overseas Investment LP (“COIL”), Ramius Advisors, LLC, Ramius Value and Opportunity Advisors LLC, Ramius LLC, Cowen Group, Inc., RCG Holdings LLC, C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, David Dantzker, M.D., Jeffrey A. Meckler and Jeffrey C. Smith (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the company, by security holdings or otherwise, is contained in the Schedule 13D filed by Ramius with the Securities and Exchange Commission on November 17, 2010, as may be amended from time to time (the “Schedule 13D”).  The Schedule 13D is currently available at no charge on the SEC’s website at http://www.sec.gov.  As of the date hereof, the Participants collectively beneficially own an aggregate of 2,088,760 shares of Common Stock of the company, consisting of (i) 1,566,567 shares of Common Stock beneficially owned by Value and Opportunity Master Fund and (ii) 522,193 shares of Common Stock beneficially owned by COIL.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

ABOUT RAMIUS LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

Contact:

Ramius LLC

Peter Feld, 212-201-4878

Gavin Molinelli, 212-201-4828